As filed with the Securities and Exchange Commission on December 6, 2019.

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
______________________

DONALDSON COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0222640 (I.R.S. Employer Identification No.)
1400 West 94th Street Minneapolis, Minnesota (Address of principal executive offices)	55431 (Zip Code)

DONALDSON COMPANY, INC. 2019 MASTER STOCK INCENTIVE PLAN
(Full title of the plan)

Amy C. Becker
Vice President, General Counsel and Secretary
Donaldson Company, Inc.
1400 West 94th Street
Minneapolis, Minnesota 55431
(Name and address of agent for service)

(952) 887-3131
(Telephone number, including area code, of agent for service)
With copies to:
Amy C. Seidel
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $5.00 par value per share	5,000,000 shares	$51.92	$259,600,000	$33,696.08

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares of common stock as may be issuable pursuant to a stock split, stock dividend or similar adjustment of the outstanding common stock of the Company.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales price per share reported on the New York Stock Exchange on December 3, 2019.

EXPLANATORY NOTE

On November 22, 2019, the stockholders of Donaldson Company, Inc. (the “Company”) approved the Donaldson Company, Inc. 2019 Master Stock Incentive Plan (the “2019 Plan”), which is incorporated by reference in this Registration Statement on Form S-8. Under the 2019 Plan, 5,000,000 shares of the Company’s common stock may be the subject of awards and issued to employees, officers, consultants, independent contractors and advisors of the Company or any subsidiary, as well as non‑employee directors of the Company.

In addition, the number of shares of common stock available for issuance under the 2019 Plan will be increased by the number of shares subject to awards that were outstanding under the Donaldson Company, Inc. 2010 Master Stock Incentive Plan (the “2010 Plan”) on November 22, 2019, the effective date of the 2019 Plan, that subsequently expire, are forfeited or cancelled or are settled for cash. Such shares may be registered for issuance under the 2019 Plan pursuant to subsequent registration statements or post-effective amendments to registration statements.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated herein by reference and made a part hereof:

(1)
The Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 2019 (File No. 001-07891), filed on September 27, 2019, which incorporates by reference certain portions of the Company’s definitive proxy statement for its 2019 Annual Meeting of Stockholders;

(2)	The Quarterly Report on Form 10-Q of the Company for the quarter ended October 31, 2019 (File No. 001-07891), filed on December 6, 2019;

(3)	The Current Report on Form 8-K of the Company dated November 22, 2019 (File No. 001-07891), filed on November 25, 2019; and

(4)
The description of the Company’s Common Stock contained in Exhibit 4-A to the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 2019 (File No. 001-07891), filed on September 27, 2019, together with any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post‑effective amendment that indicates that all of the securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.
Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate (i) any information provided in documents incorporated by reference herein that is furnished under applicable Commission rules rather than filed, or (ii) any exhibits to the extent furnished in connection with such information.

Item 4.    Description of Securities.
Not Applicable.
Item 5.    Interests of Named Experts and Counsel.
Not Applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”), as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The Fourteenth Article of our Restated Certificate of Incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the DGCL provision making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

Bylaw 25 of our Amended and Restated Bylaws provides that our officers and directors will be indemnified and held harmless by the Company to the fullest extent permitted under the DGCL.

The Company has entered into indemnification agreements with its directors requiring the Company to indemnify its directors against liabilities that may arise by reason of their status or service as directors, to the maximum extent allowed under the Company’s Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and the DGCL, as described above. These indemnification agreements may also require the Company to advance any expenses incurred by its directors as a result of any proceeding against them as to which they could be indemnified.

The Company maintains directors’ and officers’ liability insurance that covers certain liabilities and expenses of the Company’s officers and directors and covers the Company for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

Item 7.    Exemption from Registration Claimed.
Not Applicable.

Item 8.    Exhibits.

Exhibit	Description	Method of Filing

5.1	Opinion of Faegre Baker Daniels LLP	Filed Electronically
23.1	Consent of PricewaterhouseCoopers LLP	Filed Electronically
23.2	Consent of Faegre Baker Daniels LLP	Contained in Exhibit 5.1
24.1	Powers of Attorney	Filed Electronically
99.1	Donaldson Company, Inc. 2019 Master Stock Incentive Plan	Incorporated by Reference to Appendix A to the Company’s definitive proxy statement for its 2019 Annual Meeting of Stockholders

Item 9. Undertakings.

A.    The Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, State of Minnesota, on December 6, 2019.
DONALDSON COMPANY, INC.

By	/s/ Tod E. Carpenter
Tod E. Carpenter
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 6, 2019 by the following persons in the capacities indicated:

Name	Title
/s/ Tod E. Carpenter	Chairman, President and Chief Executive Officer
Tod E. Carpenter	(Principal Executive Officer and Director)

/s/ Scott J. Robinson	Senior Vice President and Chief Financial Officer
Scott J. Robinson	(Principal Financial Officer)

/s/ Peter J. Keller	Corporate Controller
Peter J. Keller	(Principal Accounting Officer)

*	Director
Andrew Cecere

*	Director
Pilar Cruz

*	Director
Michael J. Hoffman

*	Director
Douglas A. Milroy

*	Director
Willard D. Oberton

*	Director
James J. Owens

*	Director
Ajita G. Rajendra

*	Director
Trudy A. Rautio

*	Director
John P. Wiehoff

* Amy C. Becker, by signing her name hereto, does hereby sign this document on behalf of each of the above-named directors of the Company pursuant to powers of attorney duly executed by these persons.

/s/ Amy C. Becker
Attorney-in-Fact